CREDIT AGREEMENT

BY AND BETWEEN

PEPCO HOLDINGS, INC.

and

JP MORGAN CHASE BANK, N.A.

Dated as of October 27, 2010

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretation	11
1.3	Accounting	11
ARTICLE II THE LOANS		12
2.1	Commitments	12
2.2	Required Payments; Termination	12
2.3	Types of Advances	12
2.4	Commitment Fee; Reductions in Commitment	12
2.5	Minimum Amount of Each Advance	12
2.6	Prepayments	12
2.7	Method of Selecting Types and Interest Periods for New Advances	12
2.8	Conversion and Continuation of Outstanding Advances	13
2.9	Changes in Interest Rate, etc.	13
2.10	Rates Applicable After Default	14
2.11	Method of Payment	14
2.12	Evidence of Indebtedness.	14
2.13	Telephonic Notices	14
2.14	Interest Payment Dates; Interest and Fee Basis	14
ARTICLE III YIELD PROTECTION; TAXES		15
3.1	Yield Protection	15
3.2	Changes in Capital Adequacy Regulations	15
3.3	Availability of Types of Advances	16
3.4	Funding Indemnification	16
3.5	Taxes	16
3.6	Mitigation of Circumstances; Lender Statements; Survival of Indemnity	17
ARTICLE IV CONDITIONS PRECEDENT		18
4.1	Conditions Precedent to Effectiveness	18
4.2	Each Credit Extension	19
ARTICLE V REPRESENTATIONS AND WARRANTIES		19
5.1	Existence and Standing	19
5.2	Authorization and Validity	19
5.3	No Conflict; Government Consent	19
5.4	Financial Statements	20
5.5	No Material Adverse Change	20
5.6	Taxes	20
5.7	Litigation and Contingent Obligations	20
5.8	Significant Subsidiaries	20
5.9	ERISA	20
5.10	Accuracy of Information	21
5.11	Regulation U	21
5.12	Material Agreements	21
5.13	Compliance With Laws	21
5.14	Plan Assets; Prohibited Transactions	21
5.15	Environmental Matters	21
5.16	Investment Company Act	21
5.17	Insurance	21
5.18	No Default	21
5.19	Ownership of Properties	22

5.20	OFAC	22
ARTICLE VI COVENANTS		22
6.1	Financial Reporting	22
6.2	Use of Proceeds	23
6.3	Notice of Default	23
6.4	Conduct of Business	24
6.5	Taxes	24
6.6	Insurance	24
6.7	Compliance with Laws	24
6.8	Maintenance of Properties	24
6.9	Inspection	24
6.10	Merger	24
6.11	Sales of Assets	25
6.12	Liens	25
6.13	Leverage Ratio	27
ARTICLE VII DEFAULTS		27
7.1	Representation or Warranty	27
7.2	Nonpayment	28
7.3	Certain Covenant Breaches	28
7.4	Other Breaches	28
7.5	Cross Default	28
7.6	Voluntary Bankruptcy, etc.	28
7.7	Involuntary Bankruptcy, etc.	28
7.8	Seizure of Property, etc.	28
7.9	Judgments	29
7.10	ERISA	29
7.11	Unenforceability of Loan Documents	29
7.12	Change in Control	29
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		29
8.1	Acceleration	29
8.2	Amendments	30
8.3	Preservation of Rights	30
ARTICLE IX GENERAL PROVISIONS		30
9.1	Survival of Representations	30
9.2	Governmental Regulation	30
9.3	Headings	30
9.4	Entire Agreement	30
9.5	Benefits of this Agreement	30
9.6	Expenses; Indemnification	30
9.7	Severability of Provisions	31
9.8	Nonliability of Lender	31
9.9	Limited Disclosure	31
9.10	Nonreliance	32
9.11	USA PATRIOT ACT NOTIFICATION	32
9.12	Interest Rate Limitation	32
ARTICLE X SETOFF; RATABLE PAYMENTS		32
10.1	Setoff	32
10.2	Payments Set Aside	33
ARTICLE XI BENEFIT OF AGREEMENT; PARTICIPATIONS		33
11.1	Successors	33
11.2	Participations	33

11.3	Dissemination of Information	34
11.4	Tax Treatment	34
ARTICLE XII NOTICES		34
12.1	Notices	34
ARTICLE XIII COUNTERPARTS		35
ARTICLE XIV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		35
14.1	CHOICE OF LAW	35
14.2	CONSENT TO JURISDICTION	35
14.3	WAIVER OF JURY TRIAL; SERVICE OF PROCESS	36

EXHIBITS

EXHIBIT A	COMPLIANCE CERTIFICATE
EXHIBIT B	NOTE

SCHEDULES

SCHEDULE 1	SIGNIFICANT SUBSIDIARIES
SCHEDULE 2	LIENS

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of October 27, 2010, is by and between Pepco Holdings, Inc. (the “Borrower”) and JP Morgan Chase Bank, N.A. (“Lender”).

RECITALS

WHEREAS, the Borrower has requested and the Lender has agreed to make available to the Borrower, on an unsecured basis, a revolving credit facility in the initial principal amount of $75,000,000, upon the terms and conditions set forth herein, for the purpose of supporting commercial paper obligations and other general corporate purposes of the Borrower.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS.

1.1           Definitions.  As used in this Agreement:

“ACE” means Atlantic City Electric Company.

“Advance” means a borrowing hereunder (i) made by the Lender on the same Borrowing Date or (ii) converted or continued by the Lender on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.  For purposes of Section 5.20, no person shall be an “Affiliate” of the Borrower solely by reason of owning less than a majority of any class of voting securities of the Borrower.

“Agreement” means this Credit Agreement as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied, with respect to the Borrower, in a manner consistent with that used in preparing the Borrower’s financial statements referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to (a) the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 0.5% and (iii) the Eurodollar Rate (as defined in clause (b) of the definition thereof) plus 1.0% plus (b) the Applicable Margin.

“Applicable Governmental Authorities” means, with respect to the Borrower, the SEC or any other federal or state governmental authority that has the power to regulate the amount, terms or conditions of short-term debt of the Borrower.

“Applicable Margin” means, (a) with respect to Eurodollar Advances, 2.00% and (b) with respect to Floating Rate Advances, 1.00%.

“Authorized Officer” means any of the President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Borrower, acting singly.  Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of the Borrower and such Authorized Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Borrower” is defined in the preamble.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.7.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means an event or series of events by which (a) any Person, or two or more Persons acting in concert, acquire beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more (by number of votes) of the outstanding shares of Voting Stock of the Borrower; or (b) individuals who on the Closing Date were directors of the Borrower (the “Approved Directors”) shall cease for any reason to constitute a majority of the board of directors of the Borrower; provided that any individual becoming a member of such board of directors subsequent to such date whose election or nomination for election by the Borrower’s shareholders was approved by a majority of the Approved Directors shall be deemed to be an Approved Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person, or two or more Persons acting in concert, other than a solicitation for the election of one or more directors by or on behalf of the board of directors.

“Change” is defined in Section 3.2.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means the obligation of the Lender to make Loans in an aggregate amount not exceeding $75,000,000, as such amount may be modified from time to time pursuant to the terms hereof.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take or pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of such partnership; provided that Contingent Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed equal to the stated or determinable amount of the primary obligation of such other Person or, if such amount is not stated or is indeterminable, the maximum reasonably anticipated liability of such Person in respect thereof.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.8.

“Credit Extension” means the making of an Advance.

“Default” means an event described in Article VII.

“DPL” means Delmarva Power & Light Company.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Eurodollar Base Rate” means:

         (a)        for any interest rate calculation with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that (i) if Reuters Screen FRBD is not available to the Lender for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Lender, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Lender to be the rate at which the Lender or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the Lender’s relevant Eurodollar Loan and having a maturity equal to such Interest Period; and

         (b)        for any interest rate calculation with respect to a Floating Rate Advance, the rate per annum equal to the British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the date of determination, and having a term equal to one month commencing that day, provided that (i) if Reuters Screen FRBD is not available to the Lender for any reason, the applicable Eurodollar Base Rate shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the date of determination, and having a term equal to one month commencing that day, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Lender, the applicable Eurodollar Base Rate shall instead be the rate determined by the Lender to be the rate at which the Lender or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the date of determination, in the approximate amount of the Lender’s relevant Floating Rate Loan and having a term equal to one month commencing on that day.

“Eurodollar Loan” means a Loan that, except as otherwise provided in Section 2.10, bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Eurodollar Rate” means (a) with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (x) the Eurodollar Base Rate applicable to such Interest Period, divided by (y) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin and (b) for any day with respect to any Floating Rate Advance bearing interest at a rate based on the Eurodollar Rate, the quotient obtained by dividing (x) the Eurodollar Base Rate for such Floating Rate Advance for such day by (y) one minus the Reserve Requirement (expressed as a decimal) for such Floating Rate Advance for such day.

“Excluded Taxes” means, in the case of the Lender, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which the Lender is incorporated or organized or (ii) the jurisdiction in which the Lender’s principal executive office is located.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

“FERC” means the Federal Energy Regulatory Commission.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the Alternate Base Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the Alternate Base Rate.

“FRB” means the Board of Governors of the Federal Reserve System and any successor thereto.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interest of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Subsidiary of the Borrower, and (B) payments made from time to time on the subordinated debt.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances or similar instruments, (v) obligations of such Person to purchase accounts, securities or other Property arising out of or in connection with the sale of the same or substantially similar accounts, securities or Property, (vi) Capitalized Lease Obligations, (vii) net liabilities under interest rate swap, exchange or cap agreements, obligations or other liabilities with respect to accounts or notes, (viii) obligations under any Synthetic Lease which, if such Synthetic Lease were accounted for as a Capitalized Lease, would appear on a balance sheet of such Person, (ix) unpaid reimbursement obligations in respect of letters of credit issued for the account of such Person and (x) Contingent Obligations in respect of Indebtedness of the types described above.

“Intangible Transition Property” means assets described as “bondable transition property” in the New Jersey Transition Bond Statute.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower for an Advance pursuant to this Agreement; provided, that with respect to any period during the period commencing September 1, 2011 and ending on the Maturity Date, the Borrower may select a period of one or two weeks, if available, commencing on a Business Day selected by the Borrower for an Advance pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.  The Borrower may not select an Interest Period which ends after the scheduled Maturity Date.

“Lender” has the meaning set forth in the preamble.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, but excluding the interest of a lessor under any operating lease).

“Loans” means any revolving loan made by the Lender pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement and the Note.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender against the Borrower thereunder; provided that in no event shall any Permitted PEPCO Asset Sale, Permitted ACE Asset Sale, Permitted PHI Asset Sale, or Permitted DPL Asset Sale, individually or in the aggregate, be deemed to cause or result in a Material Adverse Effect.

“Material Indebtedness” is defined in Section 7.5.

“Maturity Date” means the earliest to occur of (a) October 26, 2011, (b) such date on which the Commitment is reduced to zero pursuant to Section 2.4(b) and (c) such date on which the obligation of the Lender to make Credit Extensions to the Borrower is terminated or the Obligations of the Borrower become due and payable pursuant to Section 8.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any other member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Worth” means, at any time, the sum, without duplication, at such time of (a) Borrower’s stockholders’ equity plus (b) all Preferred Stock of the Borrower (excluding any Preferred Stock which is mandatorily redeemable on or prior to the scheduled Maturity Date).

“New Jersey Transition Bond Statute” means the New Jersey Electric Discount and Energy Corporation Act as in effect on the date hereof.

“Nonrecourse Indebtedness” means, with respect to the Borrower, Indebtedness of the Borrower or any Subsidiary of the Borrower (excluding Nonrecourse Transition Bond Debt) secured by a Lien on the Property of the Borrower or such Subsidiary, as the case may be, the sole recourse for the payment of which is such Property and where neither the Borrower nor any of its Subsidiaries is liable for any deficiency after the application of the proceeds of such Property.

“Nonrecourse Transition Bond Debt” means obligations evidenced by Transition Bonds rated investment grade or better by S&P or Moody’s, representing a securitization of Intangible Transition Property as to which obligations Borrower or any Subsidiary of the Borrower (other than a Special Purpose Subsidiary) has no direct or indirect liability (whether as primary obligor, guarantor, surety, provider of collateral security, through a put option, asset repurchase agreement, capital maintenance agreement or debt subordination agreement, or through any other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any such obligation in whole or in part), except for liability to repurchase Intangible Transition Property conveyed to the securitization vehicle, on terms and conditions customary in receivables securitizations, in the event such Intangible Transition Property violates representations and warranties of scope customary in receivables securitizations.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” means any promissory note substantially in the form of Exhibit B issued at the request of the Lender pursuant to Section 2.12.

“Obligations” means all unpaid principal of the Loans, all accrued and unpaid interest on such Loans, all accrued and unpaid fees payable by the Borrower and all expenses, reimbursements, indemnities and other obligations payable by the Borrower to the Lender or any other Indemnified Party arising under any Loan Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credit Extensions” means the sum of the aggregate principal amount of all outstanding Loans to the Borrower.

“Participants” is defined in Section 11.2(a).

“Payment Date” means the last Business Day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PCI” means Potomac Capital Investment Corporation.

“PEPCO” means Potomac Electric Power Company.

“Permitted ACE Asset Sale” means the sale of the capital stock or assets of any Subsidiary of ACE other than a Significant Subsidiary of ACE, provided that the fair market value of all such sales shall not exceed $10,000,000 in the aggregate during the term of this Agreement.

“Permitted ACE Liens” means the Lien of the Mortgage and Deed of Trust dated January 15, 1937 between ACE and The Bank of New York Mellon.

“Permitted DPL Asset Sale” means the sale of the capital stock or assets of any Subsidiary of DPL other than a Significant Subsidiary of DPL, provided that the fair market value of all such sales shall not exceed $10,000,000 in the aggregate during the term of this Agreement.

“Permitted DPL Liens” means the Lien of the Mortgage and Deed of Trust dated October 1, 1943 between DPL and The Bank of New York Mellon (as successor in interest to The Chase Manhattan Bank), as trustee.

“Permitted PEPCO Asset Sale” means the sale of the capital stock or assets of any Subsidiary of PEPCO other than a Significant Subsidiary of PEPCO, provided that the fair market value of all such sales shall not exceed $10,000,000 in the aggregate during the term of this Agreement.

“Permitted PEPCO Liens” means (a) the Lien of the Mortgage and Deed of Trust dated July 1, 1936 from PEPCO to The Bank of New York Mellon; and (b) the Lien created by the $152,000,000 sale/leaseback on November 30, 1994 of PEPCO’s control center.

“Permitted PHI Asset Sale” means the sale of (a) the centralized steam and chilled water production facility located on an approximately three-quarter acre site on the northeastern corner of the intersection of Atlantic and Ohio Avenues in Atlantic City, New Jersey and related distribution facilities; (b) ownership interests in cross-border leveraged leases and related assets owned by PCI and its Subsidiaries in an aggregate amount not exceeding a book value of $200,000,000; (c) the retail energy supply business of Pepco Energy Services, Inc.; and (d) all of the assets of the former PHI Conectiv Energy segment.

“Permitted PHI Liens” means (a) Liens on assets of Conectiv Energy Supply, Inc. or any other Subsidiary of the Borrower (other than ACE, DPL or PEPCO or any Subsidiary thereof) which is engaged primarily in the energy trading business (a “Trading Subsidiary”) to secure obligations arising under energy trading agreements entered into in the ordinary course of business consistent with the past practice of DPL prior to September of 1999 and Liens on cash collateral to secure guaranties by Borrower of the obligations of any Trading Subsidiary under such energy trading agreements, provided that the aggregate amount of all such cash collateral granted by Borrower shall not at any time exceed $100,000,000; (b) Liens on the interests of (i) Pepco Energy Services, Inc., or any other Subsidiary of the Borrower (other than ACE, DPL or PEPCO or any Subsidiary thereof) which may hereafter own the stock of CTS (the “CTS Parent”), in the capital stock of Conectiv Thermal Systems, Inc. (“CTS”), (ii) CTS in Atlantic Jersey Thermal Systems, Inc. (“AJTS”), Thermal Energy Limited Partnership I (“TELP I”) and ATS Operating Services, Inc. and (iii) AJTS in TELP I, in each case securing Indebtedness of CTS for which neither the Borrower nor any of its Subsidiaries (other than CTS and its Subsidiaries and, solely with respect to the pledge of its interest in the capital stock of CTS, the CTS Parent) has any liability (contingent or otherwise); (c) Liens granted by a bankruptcy remote Subsidiary (the “SPV”) of the Borrower to facilitate a structured financing in an amount not exceeding $200,000,000; (d) Liens on the stock or assets of one or more Subsidiaries of Borrower, other than ACE, DPL or PEPCO, in favor of the SPV; and (e) Liens on the assets of Delaware Operating Services Company, LLC, ACE REIT, LLC, Conectiv Pennsylvania Generation, LLC, or Conectiv Energy Supply, Inc. or its Subsidiaries, provided that the aggregate principal amount of the Indebtedness secured by the Liens contemplated by this clause (e) shall not exceed $400,000,000.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 430 of the Code as to which the Borrower or any other member of the Controlled Group may have any liability.

“Preferred Stock” means, with respect to any Person, equity interests issued by such Person that are entitled to a preference or priority over any other equity interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced by the Lender, from time to time, changing when and as such prime rate changes.  The Prime Rate is an index or base rate and shall not necessarily be the lowest or best rate charged to its customers or other banks.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Public Reports” means the Borrower’s (i) annual report on Form 10-K for the year ended December 31, 2009, (ii) quarterly report on Form 10-Q for the quarters ending March 31, 2010 and June 30, 2010, (iii) current reports filed on Form 8-K on July 1, 2010, July 6, 2010, July 8, 2010, July 20, 2010, September 17, 2010, September 30, 2010, October 5, 2010 and October 13, 2010 and (iv) current report filed on Form 8-K/A on September 20, 2010.

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D of the FRB on Eurocurrency liabilities.

“Risk Based Capital Guidelines” is defined in Section 3.2.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Securitization Transaction” means any sale, assignment or other transfer by the Borrower or a Subsidiary thereof of accounts receivable or other payment obligations owing to the Borrower or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Borrower or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

“Significant Subsidiary” means, with respect to the Borrower, a “significant subsidiary” (as defined in Regulation S-X of the SEC as in effect on the date of this Agreement) of the Borrower; provided that each of PEPCO, DPL and ACE shall at all times be a Significant Subsidiary of the Borrower.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group.

“Special Purpose Subsidiary” means a direct or indirect wholly owned corporate Subsidiary of ACE, substantially all of the assets of which are Intangible Transition Property and proceeds thereof, formed solely for the purpose of holding such assets and issuing Transition Bonds and, which complies with the requirements customarily imposed on bankruptcy-remote corporations in receivables securitizations.

“SPV” is defined in the definition of Permitted PHI Liens.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, business trust, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Substantial Portion” means, at any time with respect to the Property of any Person, Property which represents more than 10% of the consolidated assets of such Person and its Subsidiaries as shown in the consolidated financial statements of such Person and its Subsidiaries as of the last day of the preceding fiscal year of such Person.

“Synthetic Lease” means (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) any other agreement pursuant to which a Person obtains the use or possession of property and which creates obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing which arise from or relate to any payment made hereunder or under any Note, but excluding Excluded Taxes and Other Taxes.

“Total Capitalization” means, at any time, the sum of the Total Indebtedness of the Borrower plus the Net Worth of the Borrower, each calculated at such time.

“Total Indebtedness” means, at any time, all Indebtedness of the Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with Agreement Accounting Principles, excluding, to the extent otherwise included in Indebtedness of the Borrower or any of its Subsidiaries, (a) any Nonrecourse Transition Bond Debt; (b) to the extent it constitutes Nonrecourse Indebtedness, any Indebtedness secured by liens described in clause (e) of the definition of Permitted PHI Liens; (c) any other Nonrecourse Indebtedness of the Borrower and its Subsidiaries (excluding ACE, DPL and PEPCO and their Subsidiaries) to the extent that the aggregate amount of such Nonrecourse Indebtedness does not exceed $200,000,000; and (d) all Indebtedness of PCI and, without duplication, of the Borrower the proceeds of which were used to make loans or advances to PCI, in an aggregate amount not exceeding the lesser of (i) the fair market value of the equity collateral accounts in PCI’s energy leveraged lease portfolio or (ii) $700,000,000.

“Transferee” is defined in Section 11.3.

“Transition Bonds” means  bonds described as “transition bonds” in the New Jersey Transition Bond Statute.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Voting Stock” means, with respect to any Person, voting stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

1.2           Interpretation

The meanings of defined terms are equally applicable to the singular and plural forms of such terms.

(a)           Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b)           The term “including” is not limiting and means “including without limitation.”

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

(e)           Unless otherwise expressly provided herein, references herein shall be references to Eastern time (daylight or standard as applicable).

1.3           Accounting

(a)           Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries of the Borrower, if any, which are unconsolidated on the Borrower’s audited financial statements.

(b)           If at any time any change in Agreement Accounting Principles would affect the computation of any financial ratio or requirement set forth herein with respect to the Borrower and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Agreement Accounting Principles; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with Agreement Accounting Principles as in effect prior to such change and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Agreement Accounting Principles.

ARTICLE II
THE LOANS

2.1           Commitments. The Lender agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower in amounts not to exceed in the aggregate at any one time outstanding the amount of the Commitment.  Within the foregoing limits, the Borrower may from time to time borrow, prepay pursuant to Section 2.6 and reborrow hereunder prior to the Maturity Date.

2.2           Required Payments; Termination.  All outstanding Advances to the Borrower and all other unpaid Obligations of the Borrower shall be paid in full by the Borrower on the Maturity Date.

2.3           Types of Advances.  The Advances to the Borrower may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, as selected by the Borrower in accordance with Sections 2.7 and 2.8.

2.4           Commitment Fee; Reductions in Commitment

(a)           The Borrower agrees to pay to the Lender a commitment fee on the dates and in the amounts set forth in that certain fee letter of even date herewith between the Borrower and the Lender.

(b)           The Borrower may permanently reduce the Commitment in integral multiples of $5,000,000 and upon at least five Business Days’ written notice to the Lender, which notice shall specify the amount of any such reduction, provided that the Commitment may not be reduced below the amount of the Outstanding Credit Extensions on the date of such notice.  All fees in respect of the portion of the Commitment so reduced that have accrued until the effective date of any such reduction in the Commitment shall be paid on the effective date of such reduction.

2.5           Minimum Amount of Each Advance.  Each Advance shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000; provided that any Floating Rate Advance may be in the amount of the unused Commitment.

2.6           Prepayments.

(a)           Mandatory.  If at any time the Borrower’s Outstanding Credit Extensions exceed the Commitment, the Borrower shall immediately prepay Loans in an amount (rounded upward, if necessary, to an integral multiple of $1,000,000) sufficient to eliminate such excess.

(b)           Voluntary.  The Borrower may from time to time prepay, without penalty or premium, all outstanding Floating Rate Advances to the Borrower, or any portion of the outstanding Floating Rate Advances to the Borrower in the amount of $5,000,000 or a higher integral multiple of $1,000,000.  The Borrower shall give the Lender notice of the prepayment not later than 1:00 p.m. on the date of such prepayment.  The Borrower may from time to time prepay, all outstanding Eurodollar Advances, or any portion of the outstanding Eurodollar Advances in the amount of $5,000,000 or a higher integral multiple of $1,000,000, upon three Business Days’ prior notice to the Lender.  Any prepayment of Eurodollar Advances shall be without premium or penalty but shall be subject to the payment of any funding indemnification amounts covered by Section 3.4.

2.7           Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  The Borrower shall give the Lender irrevocable notice (a

“Borrowing Notice”) not later than 11:00 a.m. on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(a)           the Borrowing Date, which shall be a Business Day, of such Advance,

(b)           the aggregate amount of such Advance,

(c)           the Type of Advance selected, and

(d)           in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 1:00 p.m. on each Borrowing Date for each Loan, the Lender shall make available its Loan or Loans in funds immediately available to the Borrower at its address specified pursuant to Article XIII.    If the Borrower fails to specify a Type of Advance in a Borrowing Notice, then the applicable Advance shall be made as a Floating Rate Advance.  If the Borrower requests a Eurodollar Advance but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

2.8           Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.8 or are repaid in accordance with Section 2.6.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Lender a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for a subsequent Interest Period.  Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance.  The Borrower shall give the Lender irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(a)           the requested date, which shall be a Business Day, of such conversion or continuation,

(b)           the aggregate amount and Type of the Advance which is to be converted or continued, and

(c)           the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

After giving effect to all Advances, all conversions and all continuations, there shall be no more than 8 Interest Periods in effect with respect to all Loans.

2.9           Changes in Interest Rate, etc.  Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.8 to the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.8, at a rate per annum equal to the Alternate Base Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from the first day of each Interest Period applicable thereto to the last day of such Interest Period at the Eurodollar Rate applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.7 and 2.8 and otherwise in accordance with the terms hereof.

2.10           Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.7 and 2.8, during the continuance of a Default or Unmatured Default, the Lender may, at its option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  During the continuance of a Default, the Lender may, at its option, by notice to the Borrower, declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum, provided that during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Outstanding Credit Extensions to the Borrower without any election or action on the part of the Lender.

2.11           Method of Payment.  Except as otherwise expressly provided herein, all payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender’s  address specified pursuant to Article XIII, or at any other office of the Lender specified in writing by the Lender to the Borrower, by 1:00 p.m. on the date when due.

2.12           Evidence of Indebtedness.

(a)           The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The entries maintained in the accounts maintained pursuant to clause (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(c)           The Lender may request that its Loans to the Borrower be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to the Lender a Note payable to the order of the Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times be represented by one or more Notes payable to the order of the payee named therein, except to the extent that the Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clause (a) above.

2.13           Telephonic Notices.  The Borrower hereby authorizes the Lender to extend, convert or continue Advances, to effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person the Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees that upon the request of the Lender, the Borrower will deliver promptly to the Lender a written confirmation signed by an Authorized Officer of the Borrower, of each telephonic notice given by the Borrower pursuant to the preceding sentence.  If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.

2.14           Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period (and, in the case of a six-month Interest Period, on the day which is three months after the first day of such Interest Period), on any date on which such Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest on Floating Rate Advances which are bearing interest at the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a 365-day year or, when appropriate, 366-day year.  All other interest and all fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE III
YIELD PROTECTION; TAXES

3.1           Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)           subjects the Lender to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to the Lender in respect of its Eurodollar Loans, or

(b)           imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c)           imposes any other condition the result of which is to increase the cost to the Lender of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by the Lender in connection with its Eurodollar Loans, or requires the Lender to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, in each case by an amount deemed material by the Lender, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by the Lender in connection with its Eurodollar Loans or Commitment, then, within 15 days of demand by the Lender, the Borrower shall pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction in amount received.

3.2           Changes in Capital Adequacy Regulations. If the Lender determines the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender is increased as a result of a Change, then, within 15 days of demand by the Lender, the Borrower shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which, the Lender determines is attributable to this Agreement, Loans outstanding hereunder (or participations therein) or its Commitment to make Loans (after taking into account the Lender’s policies as to capital adequacy).  “Change” means (i) any change after the date of this

Agreement in the Risk Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender.  “Risk Based Capital Guidelines” means (i) the risk based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3           Availability of Types of Advances. If any governmental authority has imposed material restrictions on the authority of the Lender to purchase or sell, or take deposits of, U.S. Dollars in the London interbank market, or if the Lender determines that (i) maintenance of its Eurodollar Loans would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, (ii) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available, (iii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances or (iv) adequate reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Advance, then the Lender may suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4           Funding Indemnification. If any payment of a Eurodollar Advance occurs on a day which is not the last day of an Interest Period therefor, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lender, the Borrower shall indemnify the Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5           Taxes.

(a)           All payments by the Borrower to or for the account of the Lender hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5), the Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Lender the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)           In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made by it hereunder or under any Note or from its execution or delivery of, or otherwise attributable to the Borrower in connection with, this Agreement or any Note (“Other Taxes”).

(c)           Borrower hereby agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Lender makes demand therefor pursuant to Section 3.6.

(d)           If the Lender is not incorporated under the laws of the United States of America or a state thereof (a “Non-U.S. Lender”) it will, not less than ten Business Days after the date of this Agreement, (i) deliver to the Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Borrower a United States Internal Revenue Form W-8BEN or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  A Non-U.S. Lender further undertakes to deliver to the Borrower (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)           For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), the Borrower shall not be required to increase any amount payable to such Non-U.S. Lender pursuant to Section 3.5(a)(i) or to otherwise indemnify such Lender under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f)           If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty, it shall deliver to the Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

3.6           Mitigation of Circumstances; Lender Statements; Survival of Indemnity. The Lender shall promptly notify the Borrower of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in the Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation of the Borrower to pay any amount pursuant to Section 3.1, 3.2 or 3.5 and (ii) the unavailability of Eurodollar Advances under Section 3.3 (and, if the Lender has given notice of any such event described above and thereafter such event ceases to exist, the Lender shall promptly so notify the Borrower).  The Lender claiming compensation under Section 3.1, 3.2, 3.4 or 3.5 shall deliver a written statement to the Borrower as to the amount due under the applicable Section, which statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under any such Section in connection with a Eurodollar Loan shall be calculated as though the Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of the Lender shall be payable on demand after receipt by the Borrower of such written statement.  Notwithstanding any other provision of this Article III, if the Lender fails to notify the Borrower of any event or circumstance which will entitle the Lender to compensation from the Borrower pursuant to Section 3.1, 3.2 or 3.5 within 60 days after the Lender obtains knowledge of such event or circumstance, then the Borrower will not be responsible for any such compensation arising prior to the 60th day before the Borrower receives notice from the Lender of such event or circumstance.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT

4.1           Conditions Precedent to Effectiveness.  The effectiveness of this Agreement is subject to the conditions precedent that the Lender has received (a) evidence, reasonably satisfactory to the Lender, that all fees and (to the extent billed) expenses which are payable on or before the date hereof to the Lender hereunder or in connection herewith have been (or concurrently with the execution of this Agreement by the parties will be) paid in full; and (b) each of the following documents:

(i) A copy of each of the certificate of incorporation, together with all amendments thereto, and the bylaws of the Borrower, certified by the Secretary or Assistant Secretary of the Borrower.

         (ii)       An incumbency certificate from the Borrower, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the officers of the Borrower authorized to sign this Agreement, any Notes and any Borrowing Notice, upon which certificate the Lender shall be entitled to rely until informed of any change in writing by the Borrower.

(iii) A copy of a certificate of good standing of the Borrower, certified by the appropriate governmental officer in the jurisdiction of incorporation of the Borrower.

         (iv)       A copy, certified by the Secretary or Assistant Secretary of the Borrower, of resolutions of the Borrower’s Board of Directors authorizing the execution, delivery and performance of the Loan Documents.

(v) A certificate, signed by an Authorized Officer of the Borrower, stating that on the Closing Date, no Default or Unmatured Default has occurred and is continuing with respect to the Borrower.

(vi) Any Notes requested by the Lender pursuant to Section 2.12 payable to the order of the Lender.

(vii) Copies of all governmental approvals, if any, necessary for the Borrower to enter into the Loan Documents and to obtain Credit Extensions hereunder.

         (viii)      Such other documents as the Lender or its counsel may reasonably request, including, without limitation, opinions of legal counsel to the Borrower, addressed to the Lender, dated as of the Closing Date, in form and substance reasonably satisfactory to the Lender.

4.2           Each Credit Extension.  The Lender shall not be required to make any Credit Extension to the Borrower unless on the date of such Credit Extension:

(a)           No Default or Unmatured Default exists or will result from such Credit Extension.

(b)           The representations and warranties of the Borrower contained in Article V, (with the exception of the representations and warranties contained in Sections 5.5, 5.7 and 5.15 which shall only be made as of the Closing Date), are true and correct in all material respects as of the date of such Credit Extension except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c)           After giving effect to such Credit Extension, the Borrower’s Outstanding Credit Extensions will not exceed the Borrower’s borrowing authority as allowed by Applicable Governmental Authorities.

(d)           All legal matters incident to the making of such Credit Extension shall be reasonably satisfactory to the Lender and its counsel.

Each request for a Credit Extension by the Borrower shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a), (b) and (c) have been satisfied.  The Lender may require a duly completed compliance certificate in substantially the form of Exhibit A from the Borrower as a condition to the making of a Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.1           Existence and Standing. The Borrower is a corporation, and each of its Subsidiaries is a corporation, partnership or limited liability company, duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction (or, if applicable, jurisdictions) of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2           Authorization and Validity.  The Borrower has the power and authority and legal right to execute and deliver Loan Documents and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3           No Conflict; Government Consent. Neither the execution and delivery by such the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof, will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any of its Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the

Borrower or any of its Significant Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on any Property of the Borrower or any of its Significant Subsidiaries pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority (including the FERC), or any subdivision thereof (any of the foregoing, an “Approval”), is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery by the Borrower of the Loan Documents, the borrowings by the Borrower under this Agreement, the payment and performance by the Borrower of its Obligations or the legality, validity, binding effect or enforceability against the Borrower of any Loan Document, except for such Approvals which have been issued or obtained by the Borrower and which are in full force and effect.

5.4           Financial Statements.  The financial statements included in the Borrower’s Public Reports were prepared in accordance with Agreement Accounting Principles and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at the dates thereof and the consolidated results of their operations for the periods then ended.

5.5           No Material Adverse Change. Since December 31, 2009, there has been no change from that reflected in the Public Reports in the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

5.6           Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and (b) taxes and governmental charges (in addition to those referred to in clause (a)) in an aggregate amount not exceeding $1,000,000.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7           Litigation and Contingent Obligations. Except as disclosed in the Public Reports, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, Borrower has no material Contingent Obligations not provided for or disclosed in the Public Reports.

5.8           Significant Subsidiaries. Schedule 1 contains an accurate list of all Significant Subsidiaries of the Borrower as of the Closing Date setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries of the Borrower.  All of the issued and outstanding shares of capital stock or other ownership interests of such Significant Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

5.9           ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10           Accuracy of Information. No written information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11           Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its primary activities in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the FRB).

5.12           Material Agreements.  Neither the Borrower nor any Subsidiary thereof is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.13           Compliance With Laws.  The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14           Plan Assets; Prohibited Transactions.  The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).

5.15           Environmental Matters.  In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower and its Subsidiaries due to Environmental Laws.  On the basis of this consideration, the Borrower has concluded that Environmental Laws are not reasonably expected to have a Material Adverse Effect.  Except as disclosed in the Public Reports, neither the Borrower nor any Subsidiary thereof has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.16           Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

5.17           Insurance. The Borrower and its Significant Subsidiaries maintain insurance with financially sound and reputable insurance companies on all their Property of a character usually insured by entities in the same or similar businesses similarly situated against loss or damage of the kinds and in the amounts, customarily insured against by such entities, and maintain such other insurance as is usually carried by such entities.

5.18           No Default. No Default or Unmatured Default exists.

5.19           Ownership of Properties.  As of the Closing Date, the Borrower and its Subsidiaries have valid title, free of all Liens other than those permitted by Section 6.12, to all the Property reflected as owned by the Borrower and its Subsidiaries in the financial statements of the Borrower referred to in Section 5.4, other than Property used, sold, transferred or otherwise disposed of since such date (a) in the ordinary course of business or (b) which are not material to the business of the Borrower and its Subsidiaries taken as a whole.

5.20           OFAC.  None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time; or (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives more than 10% of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and (iv) none of the proceeds from the Loans will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

ARTICLE VI
COVENANTS

During the term of this Agreement, unless the Lender shall otherwise consent in writing:

6.1           Financial Reporting. The Borrower will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Lender (in such number of copies as the Lender may reasonably request):

(a)           Within 100 days after the close of its fiscal year, an audit report, which shall be without a “going concern” or similar qualification or exception and without any qualification as to the scope of the audit, issued by independent certified public accountants of recognized national standing and reasonably acceptable to the Lender, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants, and (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default with respect to the Borrower, or if, in the opinion of such accountants, any such Default or Unmatured Default shall exist, stating the nature and status thereof; provided that if Borrower is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the SEC and required to file a report on Form 10-K with the SEC, a copy of Borrower’s annual report on Form 10-K (excluding the exhibits thereto, unless such exhibits are requested under clause (h) of this Section) or any successor form and a manually executed copy of the accompanying report of Borrower’s independent public accountant, as filed with the SEC, shall satisfy the requirements of this clause (a);

(b)           Within 60 days after the close of the first three quarterly periods of each of the Borrower’s fiscal years commencing during the term of this Agreement, for itself and its Subsidiaries, either (i) consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or (ii) if Borrower is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the SEC and required to file a report on Form 10-Q with the SEC, a copy of Borrower’s report on Form 10-Q for such quarterly period, excluding the exhibits thereto, unless such exhibits are requested under clause (h) of this Section.

(c)           Together with the financial statements (or reports) required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit A signed by an Authorized Officer of the Borrower showing the calculations necessary to determine the Borrower’s compliance with Section 6.13 of this Agreement and stating that, to the knowledge of such officer, no Default or Unmatured Default with respect to the Borrower exists, or if any such Default or Unmatured Default exists, stating the nature and status thereof.

(d)           As soon as possible and in any event within 30 days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could be reasonably expected to have a Material Adverse Effect.

(e)           Promptly upon the Borrower’s furnishing thereof to its shareholders generally, copies of all financial statements, reports and proxy statements so furnished.

(f)           Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the SEC.

(g)           As soon as the Borrower obtains knowledge of an actual Change in Control or publicly disclosed prospective Change in Control, written notice of same, including the anticipated or actual date of and all other publicly disclosed material terms and conditions surrounding such proposed or actual Change in Control.

(h)           Such other information (including nonfinancial information) as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to clause (a), (b), (e) or (f) above may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on a website on the internet at a website address previously specified to the Lender; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which the Lender has access; provided that (i) upon request of the Lender, the Borrower shall deliver paper copies of such documents to the Lender (until a written request to cease delivering paper copies is given by the Lender) and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any documents.

6.2           Use of Proceeds.  The Borrower will use the proceeds of the Advances to it for general corporate purposes.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U of the FRB).

6.3           Notice of Default. The Borrower will give prompt notice in writing to the Lender of the occurrence of any Default or Unmatured Default (it being understood and agreed that the Borrower shall not be required to make separate disclosure under this Section 6.3 of occurrences or developments which have previously been disclosed to the Lender in any financial statement or other information delivered to the Lender pursuant to Section 6.1).

6.4           Conduct of Business.  The Borrower will, and will cause each of its Significant Subsidiaries (or, in the case of clause (b) below, each of its Subsidiaries) to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and (b) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent, in the case of all matters covered by this clause (b) other than the existence of the Borrower, that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.5           Taxes. The Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (a) those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles and (b) taxes, governmental charges and levies (in addition to those referred to in clause (a)) in an aggregate amount not exceeding $1,000,000.

6.6           Insurance. The Borrower will, and will cause each of its Significant Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all of its Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Lender such information as the Lender may reasonably request as to the insurance carried by the Borrower and its Significant Subsidiaries.

6.7           Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including all Environmental Laws, where failure to do so could reasonably be expected to have a Material Adverse Effect.

6.8           Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to (a) maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, where failure to do so could reasonably be expected to have a Material Adverse Effect; and (b) keep proper books and records in which full and correct entries shall be made of all material financial transactions of Borrower and its Subsidiaries.

6.9           Inspection. The Borrower will, and will cause each of its Significant Subsidiaries to, permit the Lender upon reasonable notice and at such reasonable times and intervals as the Lender may designate by its respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each such Significant Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each such Significant Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each such Significant Subsidiary with, and to be advised as to the same by, their respective officers.

6.10           Merger.  The Borrower will not, nor will it permit any of its Significant Subsidiaries to, merge or consolidate with or into any other Person, except that, so long as both immediately prior to and after giving effect to such merger or consolidation, no Default or Unmatured Default shall have occurred and be continuing, (a) any Significant Subsidiary of the Borrower may merge with the Borrower or a wholly-owned Subsidiary of the Borrower and (b) the Borrower may merge or consolidate with any other Person so long as the Borrower is the surviving entity.

6.11           Sales of Assets. The Borrower will not, nor will it permit any of its Subsidiaries to, lease, sell or otherwise dispose of any of its assets (other than in the ordinary course of business), or sell or assign with or without recourse any accounts receivable, except:

(a)           Any Subsidiary of the Borrower may sell, transfer or assign any of its assets to Borrower or another Subsidiary of the Borrower.

(b)           The sale, assignment or other transfer of accounts receivable or other rights to payment pursuant to any Securitization Transaction.

(c)           So long as, at the time thereof and immediately after giving effect thereto, no Default or Unmatured Default exists:

(i) Any Permitted PHI Asset Sale;

(ii) Any Permitted ACE Asset Sale;

(iii) Any Permitted DPL Asset Sale;

(iv) Any Permitted PEPCO Asset Sale; and

(v) The sale of Intangible Transition Property to a Special Purpose Subsidiary in connection with such Special Purpose Subsidiary’s issuance of Nonrecourse Transition Bond Debt.

(d)           The Borrower and its Subsidiaries may sell or otherwise dispose of assets so long as the aggregate book value of all assets sold or otherwise disposed of in any fiscal year of the Borrower (other than assets sold or otherwise disposed of in the ordinary course of business or pursuant to clauses (a) through (c) above) does not exceed a Substantial Portion of the Property of the Borrower.

6.12           Liens.  The Borrower will not, nor will it permit any of its Significant Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any such Significant Subsidiary, except:

(a)           Liens for taxes, assessments or governmental charges or  levies on its Property if  the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(b)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(c)           Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d)           Utility easements, building restrictions, zoning laws or ordinances and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower and its Significant Subsidiaries.

(e)           Liens existing on the date hereof and described in Schedule 2 (including Liens on after-acquired property arising under agreements described in Schedule 2 as such agreements are in effect on the date hereof).

(f)           Judgment Liens which secure payment of legal obligations that would not constitute a Default with respect to the Borrower under Article VII.

(g)           Liens on Property acquired by the Borrower or a Significant Subsidiary after the date hereof, existing on such Property at the time of acquisition thereof (and not created in anticipation thereof), provided that in any such case no such Lien shall extend to or cover any other Property of the Borrower or such Significant Subsidiary, as the case may be.

(h)           Deposits and/or similar arrangements to secure the performance of bids, fuel procurement contracts or other trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business by the Borrower or any of its Significant Subsidiaries.

(i)           Liens on assets of the Borrower and its Significant Subsidiaries arising out of obligations or duties to any municipality or public authority with respect to any franchise, grant, license, permit or certificate.

(j)           Rights reserved to or vested in any municipality or public authority to control or regulate any property or asset of the Borrower or any of its Significant Subsidiaries or to use such property or asset in a manner which does not materially impair the use of such property or asset for the purposes for which it is held by the Borrower or such Significant Subsidiary.

(k)           Irregularities in or deficiencies of title to any Property which do not materially affect the use of such property by the Borrower or any of its Significant Subsidiaries in the normal course of its business.

(l)           Liens securing Indebtedness of the Borrower and its Subsidiaries incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the principal amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired.

(m)           Any Lien on any property or asset of any corporation or other entity existing at the time such corporation or entity is acquired, merged or consolidated or amalgamated with or into the Borrower or any Significant Subsidiary thereof and not created in contemplation of such event.

(n)           Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by Section 6.12(e), (g), (l) or (m), provided that such Indebtedness is not increased and is not secured by any additional assets.

(o)           Rights of lessees arising under leases entered into by the Borrower or any of its Significant Subsidiaries as lessor, in the ordinary course of business.

(p)           Permitted PEPCO Liens.

(q)           Permitted DPL Liens.

(r)           Permitted ACE Liens.

(s)           Permitted PHI Liens.

(t)           Purchase money mortgages or other purchase money liens or conditional sale, lease-purchase or other title retention agreements upon or in respect of property acquired or leased for use in the ordinary course of its business by the Borrower or any of its Significant Subsidiaries.

(u)           Liens granted by a Special Purpose Subsidiary to secure Nonrecourse Transition Bond Debt of such Special Purpose Subsidiary.

(v)           Liens, in addition to those permitted by clauses (a) through (u), granted by Borrower and its Subsidiaries (other than ACE, DPL or PEPCO and their Subsidiaries) to secure Nonrecourse Indebtedness incurred after the date hereof, provided that the aggregate amount of all Indebtedness secured by such Liens shall not at any time exceed $200,000,000.

(w)           Other Liens, in addition to those permitted by clauses (a) through (v), securing Indebtedness or arising in connection with Securitization Transactions, provided that the sum (without duplication) of all such Indebtedness, plus the aggregate investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions (excluding any Nonrecourse Transition Bond Debt), shall not at any time exceed $700,000,000 for the Borrower and its Significant Subsidiaries.

6.13           Leverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) the Total Indebtedness of the Borrower to (ii) the Total Capitalization of the Borrower to be greater than 0.65 to 1.0.  For purposes of this Section, the aggregate outstanding Indebtedness evidenced by Hybrid Securities up to an aggregate amount of 15% of Total Capitalization as of the date of determination, shall be excluded from Total Indebtedness, but the entire aggregate outstanding Indebtedness evidenced by such Hybrid Securities shall be included in the calculation of Total Capitalization.

ARTICLE VII
DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default with respect to the Borrower:

7.1           Representation or Warranty.  Any representation or warranty made, or deemed made pursuant to Section 4.2 by the Borrower to the Lender under or in connection with this Agreement or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2           Nonpayment.  Nonpayment of the principal of any Loan when due or nonpayment of any interest on any Loan, or of any commitment fee, or other obligation payable by the Borrower under any of the Loan Documents, within five days after the same becomes due.

7.3           Certain Covenant Breaches.  The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.4 (as to the existence of the Borrower), 6.10, 6.11, 6.12 or 6.13.

7.4           Other Breaches.  The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 15 days (or, in the case of Section 6.9, five Business Days) after the chief executive officer, the chief financial officer, the president, the treasurer or any assistant treasurer of  the Borrower obtains actual knowledge of such breach.

7.5           Cross Default. Failure of the Borrower or any of its Significant Subsidiaries to pay when due any Indebtedness aggregating in excess of $50,000,000 (“Material Indebtedness”); or the default by the Borrower or any of its Significant Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Significant Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Significant Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6           Voluntary Bankruptcy, etc.  The Borrower or any of its Significant Subsidiaries shall (a) have an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or a Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate, partnership or limited liability company action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7           Involuntary Bankruptcy, etc.  Without the application, approval or consent of the Borrower or any of its Significant Subsidiaries, as applicable, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Significant Subsidiaries or a Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against Borrower or any of its Significant Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8           Seizure of Property, etc.  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of Borrower and its Significant Subsidiaries which, when taken together with all other Property of

Borrower and its Significant Subsidiaries so condemned, seized, appropriated, or taken custody or control of, constitutes a Substantial Portion of its Property.

7.9           Judgments  The Borrower or any of its Significant Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $50,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and, in any such case, there is a period of five consecutive days during which a stay of enforcement of such judgment(s) or order(s) is not in effect (by reason of pending appeal or otherwise).

7.10           ERISA.  (a) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan for which there is no exemption, (b) a Plan is determined to be in “at risk status” (as defined in Section 430(i)(4) of the Code, without regard to Section 430(i)(4)(B) relating to the transition rule) or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any other member of the Controlled Group, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (d) any other member of the Plan shall terminate for purposes of Title IV of ERISA, or (e) the Borrower or any other member of the Controlled Group shall incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case referred to in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

7.11           Unenforceability of Loan Documents. Any Loan Document shall cease to be in full force and effect (other than, in the case of a Note, as contemplated hereby), any action shall be taken by or on behalf of the Borrower to discontinue or to assert the invalidity or unenforceability of any of its obligations under any Loan Document, or the Borrower or any Person acting on behalf of the Borrower shall deny that the Borrower has any further liability under any Loan Document or shall give notice to such effect.

7.12           Change in Control.  Any Change in Control shall occur, or the Borrower shall fail to own, directly or indirectly, 100% of the Voting Stock of each of ACE, DPL and PEPCO.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1           Acceleration.  If any Default described in Section 7.6 or 7.7 occurs, the obligations of the Lender to make Credit Extensions to the Borrower hereunder shall automatically terminate and the Obligations of the Borrower shall immediately become due and payable without any election or action on the part of the Lender.  If any other Default occurs, the Lender may (i) terminate or suspend the obligations of the Lender to make Credit Extensions to the Borrower hereunder, or declare the Obligations of the Borrower to be due and payable, or both, whereupon such obligations of the Lender shall terminate and/or the Obligations of the Borrower shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and/or (ii) exercise all rights and remedies available to the Lender under the Loan Documents.

If, within 30 days after termination of the obligations of the Lender to make Credit Extensions to the Borrower hereunder or acceleration of the maturity of the Obligations as a result of any Default (other than any Default as described in Section 7.6 or 7.7) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Lender (in its sole discretion) may, by notice to the Borrower, rescind and annul such termination and/or acceleration.

8.2           Amendments.  Subject to the provisions of this Article VIII, the Lender and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement changing in any manner the rights of the Lender or the Borrower hereunder or waiving any Default or Unmatured Default hereunder.

8.3           Preservation of Rights.  No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or Unmatured Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of any Loan Document whatsoever shall be valid unless in writing signed by the Borrower and the Lender and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.

ARTICLE IX
GENERAL PROVISIONS

9.1           Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2           Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3           Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4           Entire Agreement.  The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof.

9.5           Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors.

9.6           Expenses; Indemnification.

(a)           The Borrower shall reimburse the Lender for all reasonable costs, internal charges and out of pocket expenses including reasonable expenses of and fees for attorneys for the Lender who are employees of the Lender and of a single outside counsel for the Lender paid or incurred by the Lender in connection with the preparation, negotiation, execution, delivery, review, amendment, modification and administration of the Loan Documents.  The Borrower agrees to reimburse the Lender for (i) all reasonable costs, internal charges and out of pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the collection and enforcement of the Obligations of the

Borrower under the Loan Documents (including in any “work-out” or restructuring of the Obligations resulting from the occurrence of a Default) and (ii) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, the Lender as a result of conduct by the Borrower that violates a sanction enforced by OFAC.

(b)           The Borrower agrees to indemnify the Lender and its respective affiliates, and each of the directors, officers and employees of the foregoing Persons (each such Person an “Indemnified Party” and collectively, the “Indemnified Parties”) against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including all reasonable expenses of litigation or preparation therefor whether or not any Indemnified Party is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification.  The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7           Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.8           Nonliability of Lender. The relationship between the Borrower on the one hand and the Lender on the other hand shall be solely that of borrower and lender.  The Lender shall not have any fiduciary responsibility to the Borrower.  The Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  The Borrower agrees that (a) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (b) the Lender shall have no liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  No Indemnified Party shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.9           Limited Disclosure.

(a)           The Lender shall not disclose to any Person any Specified Information (as defined below) except to its, and its Affiliates’, officers, employees, agents, accountants, legal counsel, advisors and other representatives who have a need to know such Specified Information in connection with this Agreement or the transactions contemplated hereby.  “Specified Information” means information that the Borrower has furnished or in the future furnishes to the Lender in confidence, but does not include any such information that (i) is published in a source or otherwise becomes generally available to the public (other than through the actions of the Lender or any of its Affiliates, officers, employees, agents, accountants, legal counsel, advisors and other representatives in violation of this Agreement) or that is or becomes available to the Lender from a source other than the Borrower,  (ii) without duplication with clause (i)

above, is otherwise a matter of general public knowledge, (iii) that is required to be disclosed by law, regulation or judicial order (including pursuant to the Code), (iv) that is requested by any regulatory body with jurisdiction over the Lender, (v) that is disclosed to legal counsel, accountants and other professional advisors to the Lender, in connection with the exercise of any right or remedy hereunder or under any Note or any suit or other litigation or proceeding relating to this Agreement or any Note or to a rating agency if required by such agency in connection with a rating relating to Credit Extensions hereunder, (vi) that is disclosed to participants or potential participants who agree to be bound by the provisions of this Section 9.9 or (vii) that is disclosed to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations who agrees to be bound by the provisions of this Section 9.9.

(b)           The provisions of this Section 9.9 supersede any confidentiality obligations of the Lender relating to this Agreement or the transactions contemplated hereby under any agreement between the Borrower and any such party.

9.10           Nonreliance. The Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the FRB) for the repayment of the Credit Extensions provided for herein.

9.11           USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product.  What this means for the Borrower:  When a borrower opens an account, if such borrower is an individual, the Lender will ask for such borrower’s name, residential address, tax identification number, date of birth and other information that will allow the Lender to identify such borrower, and, if a borrower is not an individual, the Lender will ask for such borrower’s name, tax identification number, business address and other information that will allow the Lender to identify such borrower.  The Lender may also ask, if a borrower is an individual, to see such borrower’s driver’s license or other identifying documents, and, if the borrower is not an individual, to see the borrower’s legal organizational documents or other identifying documents.

9.12           Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

ARTICLE X
SETOFF; RATABLE PAYMENTS

10.1           Setoff.  In addition to, and without limitation of, any rights of the Lender under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Lender or any Affiliate of the Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations of the Borrower owing to the Lender, whether or not the Obligations, or any part thereof, shall then be due and irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document.

10.2           Payments Set Aside. To the extent that the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

ARTICLE XI
BENEFIT OF AGREEMENT; PARTICIPATIONS

11.1           Successors. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors.  Neither the Borrower nor the Lender shall have the right to assign its rights or obligations under the Loan Documents.

11.2           Participations.

(a)           Permitted Participants; Effect.  Upon giving notice to but without obtaining the consent of the Borrower, the Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Persons (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (“Participants”) participating interests in any Obligations owing to the Lender, any Note held by the Lender, any Commitment of the Lender or any other interest of the Lender under the Loan Documents.  In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the Borrower for the performance of such obligations, the Lender shall remain the owner of the Obligations owing to the Lender and the holder of any Note issued to it for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under the Loan Documents.

(b)           Voting Rights.  The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which extends the Maturity Date or the final maturity of any Loan in which such Participant has an interest or forgives all or any portion of the principal amount thereof, or reduces the rate or extends the time of payment of interest thereon or on any commitment fees.

(c)           Benefit of Setoff.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 10.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as the Lender under the Loan Documents, provided that the Lender shall retain the right of setoff provided in Section 10.1 with respect to the amount of participating interests sold to each Participant.  The Lender agrees to share with each Participant, and each Participant, by exercising the right of setoff provided in

Section 10.1, agrees to share with the Lender, any amount received pursuant to the exercise of its right of setoff.

11.3           Dissemination of Information. The Borrower authorizes the Lender to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in the Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including any information contained in any Public Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.9 of this Agreement.

11.4           Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XII
NOTICES

12.1           Notices.

(a)           Except as otherwise permitted by Section 2.13, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or electronic mail or posting on a website) and shall, subject to the last paragraph of Section 6.1, be given to such party at its address, facsimile number or electronic mail address set forth below or such other address, facsimile number or electronic mail address as it may hereafter specify for such purpose by notice to the other parties hereto.  Subject to the last paragraph of Section 6.1, each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified pursuant to this Section and confirmation of receipt is received, (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic mail, received) at the address specified pursuant to this Section; provided that notices to the Lender under Article II shall not be effective until received.

(b)           Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	Pepco Holdings, Inc. 701 Ninth Street NW Fifth Floor Washington, DC 20068 Attention: Kevin M. McGowan Telephone: (202) 872-3066 Fax: (202) 872-2717 E-mail: kevin.mcgowan@pepcoholdings.com

If to the Lender:

General Notices should be directed to the following:

JPMorgan Chase Bank, N.A.
10 S Dearborn, 9th Floor
Mail Code: IL 1-0090
Chicago, IL 60603
Attention:           Helen Davis
Telephone:         (312) 732-1759
Facsimile:            (312) 732-1763
Electronic Mail: helen.d.davis@jpmorgan.com

Notices for Loans and Fees should be directed to the following:

JPMorgan Chase Bank, N.A.
10 S Dearborn
Mail Code: IL 1-0010
Chicago, IL 60603
Attention:           Joyce King
Telephone:         (312) 385-7025
Facsimile:            (888) 292-9533
Electronic Mail: jpm.agency.servicing.4@jpmchase.com

ABA No: 021000021 Account Name: Loan Processing DP Account No: 9008113381C3593 Ref: PEPCO Holdings, Inc.

ARTICLE XIII
COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it shall have been executed by the Borrower and the Lender.  Delivery of any executed signature page of this Agreement, or any amendment of or waiver or consent under this Agreement, by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE XIV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

14.1           CHOICE OF LAW.  THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING SECTIONS 5.1401 AND 5.1402 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

14.2           CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

14.3           WAIVER OF JURY TRIAL; SERVICE OF PROCESS.

(a)           THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

(b)           THE BORROWER AND THE LENDER IRREVOCABLY CONSENT TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.1; PROVIDED THAT SUCH SERVICE OF PROCESS SHALL NOT BE EFFECTIVE UNTIL ACTUALLY RECEIVED.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PEPCO HOLDINGS, INC.

By:	/s/ A. J. KAMERICK
Name:	Anthony J. Kamerick
Title:	Senior Vice President and Chief Financial Officer

JP MORGAN CHASE BANK, N.A.

By:	/s/ HELEN D. DAVIS
Name:	Helen D. Davis
Title:	Authorized Officer

SCHEDULE 1

SIGNIFICANT SUBSIDIARIES

Name of Company Controlled	Owned By	Ownership

Potomac Electric Power Company (a D.C. and Virginia corporation)	Pepco Holdings, Inc	100%

Conectiv LLC (a Delaware limited liability company)	Pepco Holdings, Inc.	100%

Delmarva Power & Light Company (a Delaware and Virginia corporation)	Conectiv LLC	100%

Atlantic City Electric Company (a New Jersey corporation)	Conectiv LLC	100%

ACE REIT, LLC (a Delaware limited liability company)	Conectiv LLC	100%

Potomac Capital Investment Corp. (a Delaware corporation)	Pepco Holdings, Inc.	100%

Conectiv Energy Supply, Inc.	Conectiv LLC	100%
(a Delaware corporation)

Pepco Energy Services, Inc. (a Delaware corporation)	Pepco Holdings, Inc.	100%

SCHEDULE 2

LIENS

Incurred By	Owed To	Property Encumbered	Maturity	Amount of Indebtedness
Atlantic City Electric Co.	Bank of America Leasing	Vehicles, Office Equip., Computers	Master Agreement	$2,991,577 (1)
Delmarva Power & Light Co.	Bank of America Leasing	Vehicles, Office Equip., Computers	Master Agreement	$7,068,028 (1)
Potomac Electric Power Co.	Bank of America Leasing	Vehicles, Office Equip., Computers	Master Agreement	$3,779,150 (1)
PHI Service Company	Bank of America Leasing	Vehicles, Office Equip., Computers	Master Agreement	$9,313,304 (1)
Atlantic City Electric Co.	Royal Bank of Scotland Leasing	Vehicles	Master Agreement	$3,478,469 (1)
Delmarva Power & Light Co.	Royal Bank of Scotland Leasing	Vehicles	Master Agreement	$11,021,833 (1)
Potomac Electric Power Co.	Royal Bank of Scotland Leasing	Vehicles	Master Agreement	$17,615,502 (1)
PHI Service Company	Royal Bank of Scotland Leasing	Vehicles	Master Agreement	$10,856,996 (1)
Potomac Electric Power Co. (Pepco Energy Services)	Hannon Armstrong Pepco Funding Corp.	Contract Payments Receivable	Master Agreement	$604,286 (1)
Potomac Electric Power Co. (Pepco Energy Services)	Citizen Leasing Corp.	Contract Payments Receivable	Master Agreement	$6,664,669 (1)
Potomac Electric Power Co. (Pepco Energy Services)	National City Commercial Capital	Contract Payments Receivable	Master Agreement	$9,942,759 (1)
Potomac Electric Power Co. (Pepco Energy Services)	Dominion Federal Corporation	Contract Payments Receivable	Master Agreement	$3,276,153 (1&2)

(1) The amount of this lien fluctuates with the amount of accounts receivable created by this program.  The amount listed is as of September 30, 2010.
(2) This amount is temporary and reported during the construction period of the project.  Once accepted the receivable will receive true sale treatment, removing it from the report.

EXHIBIT A

COMPLIANCE CERTIFICATE

To:	The Lender under the Credit Agreement referred to below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of October 27, 2010 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) between Pepco Holdings, Inc. (“Borrower”) and JPMorgan Chase Bank, N.A. (“Lender”).  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the respective meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.           I am the duly elected _________of Borrower.

2.           I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default with respect to Borrower during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below:

[Describe any exceptions by listing, in detail, the nature of the condition or event, the period during which it has existed and the action taken or proposed to be taken with respect to each such condition or event.]

4.           Schedule 1 attached hereto sets forth true and accurate computations of certain covenant ratios in the Credit Agreement which are applicable to Borrower.

The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ___ day of ________, 201_.

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Compliance as of _________ with
provisions of Section 6.13 of
the Credit Agreement

[INSERT FORMULA FOR CALCULATION]

EXHIBIT B

NOTE

October 27, 2010

Pepco Holdings, Inc. (the “Borrower”) promises to pay to JPMORGAN CHASE BANK, N.A. (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below), at the office of the Lender, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Maturity Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is issued pursuant to, and is entitled to the benefits of, that certain Credit Agreement dated as of October 27, 2010 (as amended or otherwise modified from time to time, the “Credit Agreement”), between the Borrower and JPMorgan Chase Bank, N.A., to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

All payments hereunder shall be made in lawful money of the United States of America and in immediately available funds.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING SECTIONS 5.1401 AND 5.1402 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

PEPCO HOLDINGS, INC.

By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF PEPCO HOLDINGS, INC.

DATED ____________________

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance